EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124140, 333-122628, 333-110855, 333-110854, 33-40730, 333-103573, 333-59516, 333-38378, 333-166521 and 333-183243) and Form S-3 (Nos. 333-120776, 333-49952, 333-48194) and Form S-3ASR (333-180955) of Molson Coors Brewing Company of our report dated February 15, 2013, relating to the consolidated financial statements of MillerCoors LLC, which appears in Molson Coors Brewing Company’s Annual Report on  Form 10-K for the year ended December 29, 2012.

/s/ PricewaterhouseCoopers LLP

Milwaukee, WI

February 22, 2013